EXHIBIT 6
                                                                       ---------




                                                                   March 5, 1999


Lazard Freres & Co., LLC
30 Rockefeller Plaza
New York, New York  10020
Attention:  Matthew J. Lustig
            Gary Ickowicz

Gentlemen:

         This letter amends our proposal letter to you dated February 22, 1999 (the "PROPOSAL LETTER"). Capitalized terms used herein have the respective meanings given them in the Proposal Letter.

         We hereby revise our proposal from that set forth in the Proposal Letter as follows:

         i.   The Cash Price is changed to $12.05 per share/OP Unit.

         ii. The senior preferred equity interests in Aptco (described in clause (b) of the third paragraph of the Proposal Letter) (the "CLASS A INTERESTS") will entitle the holder to receive cumulative preferred distributions of available cash on a senior basis equal to 7 1/2% per annum.

         iii. OP Unitholders electing to receive Class A Interests in Aptco will have the right to cause the Company to purchase such Interests at any time after the fifth anniversary of closing at a price equal to the liquidation preference thereof (i.e., the Cash Price).

         The offer described in the Proposal Letter, as revised by this letter, will remain open until 5:00 p.m. on March 8, 1999, and will expire at that time if not accepted.

         All other terms in the Proposal Letter remain the same.

         As stated in the Proposal Letter, we continue to believe that Aptco is uniquely positioned to proceed with a transaction in the best interests of BRI stockholders and OP Unitholders on an expeditious basis.





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         We look forward to working with you on this proposed transaction.

                                          Very truly yours,

                                          APTCO, LLC, By its members:


                                          THE BERKSHIRE COMPANIES
                                          LIMITED PARTNERSHIP


                                          By: KGP-1, Incorporated


                                          By: /s/ Douglas Krupp
                                             -----------------------------------
                                               Douglas Krupp
                                               President


                                          WHITEHALL STREET
                                          REAL ESTATE LIMITED
                                          PARTNERSHIP XI


                                          By: WH Advisors, L.L.C. XI


                                          By: /s/ Steven Feldman
                                             -----------------------------------



                                          BLACKSTONE REAL ESTATE
                                          ACQUISITIONS III L.L.C.


                                          By: /s/ Thomas J. Saylak
                                             -----------------------------------


cc:  Prudential Securities Incorporated
     Real Estate Investment Banking
     One New York Plaza
     New York, New York  10292
     Attention:  Scott Schaevitz